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                                                                   EXHIBIT 10.30



                              MANAGEMENT AGREEMENT

                             (Mille Lacs Facility)

THIS MANAGEMENT AGREEMENT is entered into on the Mille Lacs Indian Reservation, located within the exterior boundaries of the State of Minnesota, as of October 15, 1996, by and between The Corporate Commission of the Mille Lacs Band of Chippewa Indians (the "Corporate Commission"), and Mille Lacs Gaming Corporation, a Minnesota corporation ("Manager"). Notwithstanding the execution of this Agreement by the Corporate Commission and Manager, this Agreement shall not be effective until the Effective Date (as defined in Section 2.5 below).

Words and phrases in this Agreement which are capitalized are defined in
Article II below.

In consideration of the following recitals, and the promises and agreements stated below, the Corporate Commission and Manager hereby agree as follows:


                                   ARTICLE I

                                    RECITALS


1.1 Tribal Recognition. The Mille Lacs Band of Chippewa Indians (the "Band") is recognized by the United States Secretary of the Interior as (i) eligible for the special programs and services provided by the United States to Indians because of their status as Indians, and (ii) having powers of self-government.

1.2 The Gaming Site. The property (the "Gaming Site") described in Exhibit A attached hereto constitutes land over which the Band exercises governmental power and which is held in trust by the United States for the benefit of the Band. The Band has sovereign powers over the Gaming Site pursuant to the Band's powers of self-government, the Indian Reorganization Act of 1934, the Revised Constitution and By-laws of the Minnesota Chippewa Tribe as ratified on November 23, 1963 and approved by the United States Secretary of the Interior on March 3, 1964, and the statutes and


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ordinances of the Band.  Pursuant to such powers, the Band has entered into a
Business Lease Agreement with the Corporate Commission, as amended, dated November 26, 1991 and filed of record in the office of the Pine County Minnesota Recorder as of December 2, 1991 as microfilm number 324855, by which the Band leased the Gaming Site to the Corporate Commission.

1.3 Corporate Commission Powers. Pursuant to the Band's powers of self-government, the Band enacted Band Statute 1022-MLC Chapter 16, creating the Corporate Commission as an independent entity having the powers to approve the construction of business facilities on behalf of the Band, and to enter into and perform under contracts and/or agreements pertaining to such facilities.

1.4 Existing Facility. Pursuant to such powers, the Corporate Commission entered into those certain Amended and Restated Management and Building Agreements (the "1990 Management Agreement") with Manager. The 1990 Management Agreement stated the terms and conditions pursuant to which (i) the Facility was constructed on the Gaming Site; and (ii) the Corporate Commission retained Manager to manage the Facility. Manager has been managing and is now managing the Facility under authority granted in the 1990 Management Agreement.

1.5 Applicable Law. The Corporate Commission entered into and is performing under the 1990 Management Agreement pursuant to approval of the 1990 Management Agreement by the United States Bureau of Indian Affairs. After the 1990 Management Agreement became effective, the National Indian Gaming Commission (the "NIGC") adopted regulations pursuant to the Indian Gaming Regulatory Act of 1988 (Title 25, United States Code, Sections 2701 et. seq.), as a result of which responsibility for approval of management agreements for Indian gaming facilities was transferred from the Bureau of Indian Affairs to NIGC. The Indian Gaming Regulatory Act and the regulations adopted by the NIGC pursuant thereto, as such act and regulations may be amended from time-to-time, are collectively referred to in this Agreement as "IGRA".

1.6 Reason for Agreement. The Corporate Commission and Manager are entering into this Agreement for the purpose of complying with IGRA, and to obtain the approval of this Agreement by the NIGC as contemplated by IGRA.


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1.7  Economic Development.  The Corporate Commission has determined that the continued operation of the Enterprise under this Agreement will improve the economic condition of the Band and its members, increase Band revenues, enhance the Band's economic self-sufficiency, and enable the Band to better serve the social, economic, educational and health needs of its members.

1.8 Technical Expertise and Training. The Corporate Commission desires to continue to receive (i) the services of a qualified manager of the Enterprise which has expertise in the management and operation of the Enterprise, and (ii) training and instruction for the Band and its members in the operation of the Enterprise.

1.9 Manager Experience and Expertise. Manager has experience and will continue to provide to the Band expertise in the management and operation of the Enterprise, and will continue to train and instruct the Band and its members in the operation of the Enterprise.

1.10 Manager Rights. The Corporate Commission desires that Manager continue to have, and Manager desires to continue to have, the exclusive right and obligation to manage the Enterprise during the term of this Agreement in conformance with and subject to the provisions of this Agreement.

1.11 Gaming Control Ordinance. The Band has adopted a Gaming Control Ordinance (the "Gaming Control Ordinance") which complies with IGRA, and has been approved by the NIGC. All Gaming will be conducted in accordance with the Gaming Control Ordinance.

1.12 Applicable Law. This Agreement is entered into pursuant to IGRA and other federal law which pervasively regulates Indian gaming and the relations between the parties hereto.


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                                   ARTICLE II

                                  DEFINITIONS


As used in this Agreement, the following terms shall have the following meanings:

2.1 Affiliate. "Affiliate" shall mean, with respect to a specified person or entity, any other person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified person or entity. For the purpose of this definition, "control" means the ability to directly or indirectly, by voting securities, partnership interests, contract or otherwise, direct or cause the direction of the policies or management of the specified person or entity.

2.2 Chief Financial Officer. "Chief Financial Officer" shall mean the chief financial officer designated by the Corporate Commission pursuant to Section
5.4 below.

2.3 Corporate Commission. "Corporate Commission" shall mean The Corporate Commission of the Mille Lacs Band of Chippewa Indians, as identified in the first paragraph of this Agreement, and its permitted successors and assigns.

2.4 Commission Representative. "Commission Representative" shall mean the representative of the Corporate Commission designated by the Corporate Commission pursuant to Section 3.8 below.

2.5 Effective Date. "Effective Date" shall mean the first date after this Agreement has been executed by the Corporate Commission and Manager on which this Agreement has been approved in writing by the chair of the NIGC (or his or her designee) pursuant to IGRA.

2.6 Enterprise. "Enterprise" shall mean the commercial enterprise of the Corporate Commission authorized to conduct Gaming and any other lawful activity at the Facility. The parties acknowledge that the Enterprise is not a legal entity separate from the Corporate Commission.

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2.7 Facility.  "Facility" shall mean the structure constructed on the Gaming
Site in which Gaming and nongaming activities are conducted, and all other structures, landscaping, amenities, utilities and parking areas on the Gaming Site, together with such additions, expansions, replacements, deletions and modifications thereto as are implemented during the term of this Agreement.

2.8 Fiscal Month. "Fiscal Month" shall mean a fiscal month for the Enterprise as designated by the Management Committee pursuant to Section 5.14 below.

2.9 Gaming. "Gaming" shall mean activities defined as "Class II and III Gaming" under IGRA which may lawfully be conducted at the Gaming Site.

2.10 Gaming Control Ordinance.  "Gaming Control Ordinance" is defined in
Section 1.11 above.

2.11 Gaming Management Fee. "Gaming Management Fee" is defined in Section 7.1 below and is the management fee to be paid to Manager for managing Gaming.

2.12 Gaming-Related Operating Expense. "Gaming-Related Operating Expense" shall mean an Operating Expense, as determined in accordance with generally accepted accounting principles, incurred by the Enterprise in conducting Gaming.

2.13 Gaming Site. "Gaming Site" shall mean the property described in Exhibit A attached hereto as stated in Section 1.2 above.

2.14 General Manager. "General Manager" shall mean the general manager designated by the Corporate Commission pursuant to Section 5.3 below.

2.15 Gross Gaming Revenues. "Gross Gaming Revenues" shall mean all revenues of the Enterprise attributable to Gaming, as determined in accordance with generally accepted accounting principles.

2.16 Gross Nongaming Revenues. "Gross Nongaming Revenues" shall mean Gross Revenues minus Gross Gaming Revenues.

2.17 Gross Revenues. "Gross Revenues" shall mean all revenues of the Enterprise.

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2.18 IGRA.  "IGRA" is defined in Section 1.5 above.

2.19 Management Committee. "Management Committee" shall mean the committee of two persons described in Section 3.8 below, consisting of the Manager Representative and the Commission Representative.

2.20 Manager. "Manager" shall mean Mille Lacs Gaming Corporation, as identified in the first paragraph of this Agreement, and its permitted successors and assigns.

2.21 Manager Representative. "Manager Representative" shall mean the representative of the Manager designated by the Manager pursuant to Section 3.8 below.

2.22 Net Gaming Revenues. "Net Gaming Revenues" shall mean the Gross Gaming Revenues, less:

      (i)  amounts paid as or for prizes ; and

      (ii) Gaming-Related Operating Expenses (excluding the Gaming Management Fee).

2.23 Net Revenues. "Net Revenues" shall mean Gross Revenues, less Operating Expenses.

2.24 NIGC. "NIGC" is defined in Section 1.5 above, and is the National Indian Gaming Commission and any successor thereto.

2.25 Nongaming Management Fee.  "Nongaming Management Fee" is defined in
Section 7.1 below and is the management fee to be paid to Manager for managing activities of the Enterprise other than Gaming.

2.26 Operating Expense. "Operating Expense" shall mean any expense of the Enterprise in managing and conducting Gaming and nongaming activities, as determined in accordance with generally accepted accounting principles. "Operating Expense" shall also include expenses, if any, authorized in advance by the Management Committee (with each member of the Management Committee acting in his or her sole discretion) to educate or

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inform the public or any segment of the public about Indian gaming or the Facility.

2.27  1990 Management Agreement.  "1990 Management Agreement" is defined in
Section 1.4 above.



                                  ARTICLE III

             RETENTION OF MANAGER; LICENSING; MANAGEMENT COMMITTEE


3.1 Manager Retained. The Corporate Commission hereby retains and engages Manager to perform, during the term and in accordance with all of the provisions of this Agreement, the management and other functions described in this Agreement, and Manager hereby accepts such retention and engagement.

3.2 Term of Agreement. This Agreement shall become effective on the Effective Date, and shall remain in effect until the earlier of (i) April 2, 1998, (ii) the date on which this Agreement is terminated pursuant to Article XIV below, or (iii) the date on which the Corporate Commission purchases Manager's rights and obligations pursuant to Section 18.15 below.

3.3 Exclusivity as Applied to Corporate Commission. During the term of this Agreement, the Corporate Commission and its Affiliates shall not, without the prior written consent of Manager (which consent shall not be unreasonably withheld), establish, conduct or participate in any Gaming, or enter into any agreement with any other party to establish, conduct or participate in Gaming, other than under this Agreement, within a 50 mile radius of the Gaming Site, except for the Grand Casino Hinckley facility which is located in Hinckley, Minnesota and is the subject of a separate agreement between the Corporate Commission and Manager.

3.4 Exclusivity as Applied to Manager. During the term of this Agreement, Manager and its Affiliates shall not, without the prior written consent of the Corporate Commission (which consent shall not be unreasonably withheld), establish, manage, conduct or participate in any


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Gaming, other than under this Agreement, (i) within a 50 mile radius of the
Gaming Site, or (ii) in the State of Minnesota and north of a line located 20 miles south of the 45th meridian north latitude, except for the Grand Casino Hinckley facility which is located in Hinckley, Minnesota and is the subject of a separate agreement between the Corporate Commission and Manager.

3.5 Licensing. Manager acknowledges that Manager and Manager's (i) directors,
(ii) executive officers engaged in the management and operation of Gaming, and
(iii) shareholders holding at least 10% of the equity interest in Manager, will be required to be licensed by the Corporate Commission under the Gaming Control Ordinance. To the extent the required licenses have not already been applied for and/or issued, Manager shall apply for such license and cause such directors, executive officers and shareholders to apply for such licenses. If a given applicant complies with the licensing standards stated in the Gaming Control Ordinance, such applicant's application shall be granted, and shall not thereafter be suspended, revoked or rescinded unless such applicant fails to comply with such standards.

Manager acknowledges that the licensing application process with respect to Manager and such directors, executive officers and shareholders may include background investigations conducted by the Federal Bureau of Investigation or other law enforcement agencies selected by the Corporate Commission. The Corporate Commission shall cause any such investigation to be conducted in accordance with the provisions of the Gaming Control Ordinance and IGRA. Manager shall cause such directors, executive officers and shareholders to disclose the information requested by such investigating entities, and to cooperate with such investigations.

3.6 Compliance with Gaming Control Ordinance. Manager shall at all times comply with the provisions and requirements of the Gaming Control Ordinance and any license issued thereunder. The Corporate Commission and its Affiliates shall not take any action which prevents Manager from complying, or interferes with Manager's ability to comply, with the Gaming Control Ordinance.

3.7 Amendment of Gaming Control Ordinance. Any amendment to the Gaming Control Ordinance made during the term of this Agreement will be made solely to ensure that Gaming is conducted in a manner which adequately protects the public health and safety, the environment and the integrity of Gaming. Except to the extent required otherwise by applicable


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federal law or any Tribal-State Compact between the State of Minnesota and the
Band, no amendment to the Gaming Control Ordinance or any other ordinance which prejudices or adversely affects Manager's rights and benefits under this Agreement and/or the Ancillary Agreements shall apply to or be enforceable against Manager.

3.8 Management Committee. During the term of this Agreement, the Corporate Commission shall at all times have designated its Commission Representative and Manager shall at all times have designated its Manager Representative.

The Corporate Commission's designation shall be by resolution adopted by the Corporate Commission, a copy of which the Corporate Commission shall provide to Manager. Manager's designation shall be by resolution adopted by the Manager's Board of Directors, a copy of which Manager shall provide to the Corporate Commission. The Corporate Commission and Manager shall each have the right to from time-to-time change its designation by appropriate resolution, a copy of which resolution shall be provided to the other party prior to the effective date of the new designation.

The Commission Representative shall have the power and authority to act on behalf of the Corporate Commission in the manner described in this Agreement. The Manager Representative shall have the power and authority to act on behalf of the Manager in the manner described in this Agreement.

The Commission Representative and Manager Representative so designated shall be the two-person Management Committee contemplated by this Agreement, and the Management Committee shall have and perform the rights and duties described in this Agreement.

Any action or decision of the Management Committee shall require a unanimous action or decision by the two members of the Management Committee. If such members are unable to agree on a given action or decision, such action or decision shall, unless agreement on such action or decision may pursuant to this Agreement be withheld in the sole discretion of either or both of the members of the Management Committee, be submitted to arbitration as provided in
Article XIII below.


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                                   ARTICLE IV

                                WORKING CAPITAL


4.1 Ongoing Working Capital. To minimize the necessity for ongoing working capital for the Enterprise, each of Manager and the Corporate Commission may from time-to-time recommend to the Management Committee such reserves as it deems appropriate. The Management Committee shall give reasonable consideration to all such recommendations, and shall establish such reserves as are reasonably required for the proper operation of the Enterprise.

To the extent that the Management Committee determines that ongoing working capital in excess of the reserves so established should be obtained, the Corporate Commission shall be responsible for providing such ongoing working capital in such manner as the Corporate Commission, in its sole discretion, deems appropriate.


                                   ARTICLE V

                            MANAGEMENT OF ENTERPRISE


5.1 General Responsibility. During the term of this Agreement, Manager shall be responsible for the day-to-day management of the Enterprise, and for overseeing the ongoing maintenance and repair of the Facility. Manager is hereby granted such power and authority on behalf of the Corporate Commission as is necessary or appropriate to perform Manager's obligations under this
Article V, subject to the express limitations stated in this Agreement. The various descriptions of Manager's powers and authority stated in this Article V are not intended to limit or restrict other powers and authority which are necessary or appropriate for Manager to perform its obligations under this Agreement.

5.2 Specific Responsibilities. Manager's general responsibility to manage the Enterprise shall include (but not be limited to) the following:


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      (a)  Operation.  Manager shall manage the day-to-day operation and administration of the Enterprise, including (but not limited to) all Gaming.

      (b) Maintenance. Manager shall arrange for and manage the maintenance and repair of the Facility, including all cleaning, maintenance, repair, redecorating and grounds care reasonably required to maintain the Facility in a first-class condition. All costs and expenses incurred in maintaining and repairing the Facility shall be Operating Expenses.

      (c) Improvements. Manager shall manage such improvements, alterations and additions to the Facility as are approved pursuant to Article XVI below.

      (d) Hours of Operation. Manager shall cause Gaming to be conducted at the Facility during such hours as are from time-to-time established by the Management Committee; provided, however, that Manager shall have the right to temporarily close or suspend any operations of the Enterprise, including Gaming, when deemed appropriate by Manager to respond to conditions such as weather, limited availability of utilities, emergency or any other condition which reasonably warrants such closure or suspension.

      (e)  Employees.  Manager shall, on behalf of the Corporate
           Commission, manage the hiring, termination, training and promotion of employees of the Corporate Commission assigned to the Enterprise in accordance with Sections 5.6, 5.7 and 5.8 below. All wages, salaries and benefits paid or provided to such employees, and all costs and expenses incurred in such hiring, firing, training and promoting shall be Operating Expenses.

      (f) Books and Records. Manager shall manage the maintenance of the books and records of the Enterprise in accordance with Section
           5.14 below. All costs and expenses incurred in maintaining such books and records shall be Operating Expenses.

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      (g)  Financial Reports.  Manager shall cause to be prepared financial statements and reports of the Enterprise in accordance with Section 5.15 below. All costs and expenses incurred in preparing such statements and reports shall be Operating Expenses.

      (h)  Security.  Manager shall, on behalf of the Corporate
           Commission, manage the hiring or retention, training and supervision of such security personnel as are reasonably required to provide for the safety of customers, employees, property and funds of the Enterprise. Security personnel shall be hired as employees of the Corporate Commission assigned to the Enterprise and who report, directly or indirectly, to the General Manager. Each such employee shall be bonded in such amount and under such terms as are from time-to-time reasonably required by the Management Committee. All costs and expenses incurred in providing such security shall be Operating Expenses.

      (i) Fire Protection; Public Safety Services. Manager shall, on behalf of the Corporate Commission, arrange for a contract or contracts with one or more governmental entities to provide to the Facility fire protection services and other public safety services reasonably deemed necessary by the Management Committee. Such contract or contracts shall be approved by the Management Committee and shall provide for the fire protection and other public safety services reasonably required for the safety of customers, employees and property of the Enterprise. All costs and expenses incurred in providing such fire protection and other public safety services shall be Operating Expenses.

      (j) Advertising. The budgets and revisions thereof to be prepared by Manager and submitted to the Management Committee pursuant to Section 5.11 below shall provide for advertising and marketing expenses of the Enterprise.

           Manager shall manage the placement of advertising on behalf of the Enterprise, which placement shall be implemented by employees of the Corporate Commission assigned to the Enterprise. All costs and expenses incurred in preparing and placing such advertising shall be Operating Expenses.


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      (k)  Accounts Payable.  Manager shall manage and administer the payment of bills and expenses of the Enterprise pursuant to Section 5.13 below.

      (l) Employment Practices. Manager shall establish and administer written employment practices for the employees of the Corporate Commission assigned to the Enterprise; provided, however, that such practices shall be consistent with the provisions of Sections 5.6,
           5.8 and 5.9 below.

      (m)  Insurance.  Manager shall, on behalf of the Corporate
           Commission, arrange for insurance coverage for the Enterprise, in such amounts and with such coverages as are designated by the Management Committee pursuant to Article X below. All costs and expenses incurred in obtaining and maintaining such insurance shall be Operating Expenses.

      (n) IRS Requirements. In performing its obligations under this Agreement, Manager shall, on behalf of the Corporate Commission, comply with rules and regulations of the United States Internal Revenue Service applicable to the Enterprise.

      (o) National Environmental Policy Act. Manager shall provide to the Corporate Commission such information as is in the possession or under the control of Manager and requested in writing by the Corporate Commission to be provided to the NIGC under IGRA and/or the National Environmental Policy Act and the regulations adopted pursuant thereto. The Corporate Commission shall be responsible for providing such information to NIGC. Manager shall make reasonable efforts to cooperate with the Corporate Commission in responding to inquiries or requests for information from NIGC regarding the environmental effects of Enterprise activities.

      (p) Manager/Customer Disputes. Manager shall implement and administer the Customer Dispute Policy stated in the regulations establishing a customer dispute policy, which regulations are adopted by the Corporate Commission pursuant to the Gaming Ordinance.


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      (q)  Nongaming Activities.  Manager shall implement and manage such nongaming activities at the Facility as the Management Committee may from time-to-time reasonably require.

5.3 General Manager. Manager shall, from time-to-time during the term of this Agreement, recommend to the Corporate Commission for approval a general manager (the "General Manager") of the Enterprise. Upon receipt of Manager's recommendation, the Corporate Commission shall, unless there is a reasonable basis for the Corporate Commission to reject Manager's recommendation, accept Manager's recommendation and approve the General Manager designated by Manager.

If there is a reasonable basis for the Corporate Commission to reject such a recommendation by Manager, and the Corporate Commission rejects such recommendation, the Corporate Commission shall notify Manager of such rejection and the basis for such rejection. Manager shall then submit additional recommendations until the Corporate Commission approves a General Manager recommended by Manager.

Manager shall from time-to-time during the term of this Agreement recommend in the manner described above a successor to any General Manager who is discharged, resigns or otherwise does not perform the responsibilities of the General Manager.

The General Manager shall be an employee of the Corporate Commission and shall, unless otherwise determined by the Management Committee, be assigned to the management and operation of Enterprise on a full-time basis. All compensation provided to the General Manager, including wages, salary, bonuses and benefits, shall be an Operating Expense.

The General Manager shall be bonded in such amount and under such terms as are from time-to-time reasonably required by the Management Committee.

5.4 Chief Financial Officer. Manager shall, from time-to-time during the term of this Agreement, recommend to the Corporate Commission for approval a chief financial officer (the "Chief Financial Officer") for the Enterprise. Upon receipt of the Manager's recommendation, the Corporate Commission shall, unless there is a reasonable basis for the Corporate Commission to reject the Manager's recommendation, accept the Manager's

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recommendation and approve the Chief Financial Officer recommended by Manager.

If there is a reasonable basis for the Corporate Commission to reject such a recommendation by the Manager and the Corporate Commission rejects such recommendation, the Corporate Commission shall notify Manager of such rejection and the basis for such rejection. Manager shall then submit additional recommendations until the Corporate Commission approves a Chief Financial Officer designated by Manager.

The Chief Financial Officer shall be an employee of the Corporate Commission, shall report to and be supervised by the General Manager. The Chief Financial Officer shall be assigned to the Enterprise on a full-time basis (unless determined otherwise by the Management Committee), and shall be responsible for the accounting and auditing of all Enterprise receipts and disbursements and for the management of Enterprise funds. All compensation paid to the Chief Financial Officer, including wages, salary, bonuses and benefits, shall be an Operating Expense.

5.5 Training Personnel. Manager shall, on behalf of the Corporate Commission, arrange for training personnel to implement training programs for new employees of the Enterprise. Such training personnel shall be employees of the Corporate Commission assigned to the Enterprise and report, directly or indirectly through various supervisors, to the General Manager. All wages, salaries and benefits paid to such personnel shall be Operating Expenses.

5.6 Enterprise Employees; Indian Preference. Manager shall, on behalf of the Corporate Commission, manage the hiring, termination, training, promotion and supervision of employees of the Enterprise. Such employees shall be employees of the Corporate Commission assigned to the Enterprise and shall report, directly or indirectly through various supervisors, to the General Manager.

To maximize the benefits of the Enterprise to the Corporate Commission, Manager shall, in accordance with such preference policies and procedures as are from time-to-time adopted by the Management Committee, manage the implementation of preference in recruiting, hiring, training and promotion of all Corporate Commission employees assigned to the Enterprise, including management employees, to qualified Band members. Such preference



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policies and procedures shall include a provision requiring written notice to the Corporate Commission of each employment opportunity before applications for that opportunity are accepted. Unless otherwise required by such preference policies and procedures, the extent no qualified Band member is available to fill a given position, preference shall be given to qualified members of any other Indian tribe, and then qualified spouses of Band members.

To implement the preference policies adopted by the Management Committee, Manager shall (unless otherwise directed by the Management Committee):

      (i) specify the preference described in this Section 5.6 in advertising for Enterprise employment;

      (ii) use reasonable efforts to place Enterprise employment ads in publications which circulate among members of the Band and members of other Indian tribes; and

      (iii) provide employment training programs for Band members, members of other Indian tribes and spouses of Band members.

For the purposes of this Section 5.6, Manager shall have the right, in its sole discretion, to determine whether a given candidate is qualified.

5.7 Employee Background Investigations; Bonding. Manager shall, for each applicant for employment at the Enterprise for whom a background investigation is required by the Gaming Control Ordinance, cause to be conducted a background investigation of such applicant pursuant to the Gaming Control Ordinance. Such investigation shall comply with the Gaming Control Ordinance, IGRA and any other applicable local, state or federal law or regulation.

The cost and expenses incurred in conducting such an investigation shall be Operating Expenses.

No applicant for which such investigation discloses any prior criminal record or association which poses a threat to the effective regulation of Gaming, or whose employment at the Enterprise is prohibited by the Gaming Control


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Ordinance, IGRA or any applicable local, state or federal law, shall be hired for employment at the Enterprise.

The Management Committee shall from time-to-time determine which employees at the Enterprise are to be bonded, and the amounts and terms of such bonds.

5.8 Personnel Policy. Manager shall prepare and submit to the Management Committee for approval written policies and procedures for the employees of the Corporate Commission assigned to the Enterprise. Such written policies and procedures shall include:

      (i)  job classifications and descriptions;

      (ii) compensation programs;

      (iii) reporting relationships; and

      (iv) a grievance procedure for the resolution of employee grievances and any other dispute between any employee and Manager and/or the Corporate Commission.

Manager may from time-to-time prepare and submit to the Management Committee for approval such written revisions and/or updates of such policies and procedures as Manager deems appropriate.

5.9 Compensation Limited. No director or officer of Manager, or shareholder holding more than five percent of the common shares of Manager, shall receive any wages, salaries or other compensation from the Enterprise.

5.10 Enterprise Contracts; Indian Preference. Manager shall prepare and submit to the Management Committee for approval written policies and procedures for procurement of goods and services for the Enterprise. Such policies and procedures shall give preference to qualified Band members, qualified spouses of Band members and qualified entities controlled by one or more Band members or one or more spouses of Band members. Manager may from time-to-time prepare and submit to the Management Committee for approval such written revisions or updates of such policies and procedures as Manager deems appropriate.


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On behalf of the Corporate Commission and subject to the provisions of Section
5.20 below, Manager shall arrange for and manage contracts and agreements for such goods and services as Manager determines are appropriate for the operation of the Enterprise.

Manager shall, upon approval of a given proposed improvement, alteration or addition to the Facility pursuant to Article XVI below, arrange for contracts and agreements on behalf of the Corporate Commission for such improvement, alteration or addition. To maximize the benefits of the Enterprise to the Corporate Commission and Band, Manager shall give preference in awarding contracts and agreements for such improvements, alterations and additions to qualified Band members, qualified spouses of Band members and qualified entities controlled by one or more Band members or one or more spouses of Band members.

For the purposes of this Section 5.10, "qualified" shall mean a Band member, a spouse of a Band member or an entity certified by the Corporate Commission to be controlled by one or more Band members or one or more spouses of Band members who or which, in Manager's sole discretion:

      (i) is able to provide quality goods or services at competitive prices;

      (ii) has experience in providing such goods or services or completing similar improvements, alterations or additions; and

      (iii) with respect to improvements, alterations or additions, can comply with reasonable bonding requirements established by Manager.

5.11 Budgets. Manager shall prepare and submit to the Management Committee for approval each fiscal year of the Enterprise such annual budget as the Manager deems appropriate, which budget shall provide for Operating Expenses and capital expenditures. Manager may from time-to-time prepare and submit to the Management Committee for approval such revisions to such budget as Manager deems appropriate. The budget to be approved by the Management Committee pursuant to this Section 5.11 shall include such classifications and detail as the Management Committee from time-to-time deems appropriate.

Manager and the Corporate Commission acknowledge that the financial performance of the Enterprise will be affected by unpredictable factors such as changes in the gaming market and the existence and efforts of competitors. Manager shall monitor the financial performance of the Enterprise and use its best efforts to manage such financial performance consistent with both the most recent approved budget and such unpredictable factors.

Manager shall have the authority to make expenditures or incur obligations on behalf of the Enterprise to prevent, respond to or minimize the damage or liability resulting from any emergency or any unanticipated circumstance which may threaten the safety of customers, employees or property of the Enterprise, whether or not such expenditures or obligations are included in or contemplated by the approved budget.

5.12 Enterprise Funds Management. Manager shall select, and submit to the Management Committee for approval, systems for tracking and monitoring all Enterprise monies consistent with applicable provisions of regulations promulgated by the NIGC and the Gaming Control Ordinance. Manager may from time-to-time submit to the Management Committee for approval such revisions to such systems as Manager deems appropriate.

Following approval of such systems by the Management Committee, Manager shall install and maintain such systems.

The Commission Representative and each member of the Corporate Commission shall have the right to at any time (i) inspect such systems and observe the operation thereof; and (ii) be present to observe the counting of Enterprise monies; provided, however, that the Commission Representative and each such member shall be accompanied by the Manager Representative or his or her designee.

5.13 Bank Accounts; Funds. The Management Committee shall, on behalf of the Corporate Commission, designate depositories for Enterprise monies. The Management Committee shall establish such depository accounts at designated depositories as the Management Committee deems appropriate for the deposit, holding and disbursement of Enterprise monies. The Management Committee may from time-to-time establish a petty cash fund and such contingency and other reserve funds as the Management Committee deems appropriate.

Manager shall administer the deposit, holding and disbursement of Enterprise monies using the accounts and funds established by the Management Committee. Manager's administration shall be in accordance with the following:

      (a) Deposits. Manager shall collect all Enterprise monies and shall, at such intervals as are from time-to-time established by the Management Committee, deposit the same into the account(s) designated by the Management Committee for such purpose.

      (b) Counting. All monies received by the Enterprise shall be counted at (i) the close of each business day on which the Enterprise closes, or (ii) at least once every 24 hours for each period of time during which the Enterprise does not close.

      (c) Security. The Management Committee shall from time-to-time either (i) designate a bonded courier service to transport designated monies to the Enterprise depositories, or (ii) designate another secure means of transporting such monies to such depositories. Manager shall implement such designation. All costs of such transportation shall be Operating Expenses.

      (d) Disbursements. Manager shall make disbursements of Enterprise monies from the account(s) designated by the Management Committee for disbursements.

           Except for the payment of cash prizes to customers, Manager shall not make any cash disbursement from any account, and all such disbursements shall be by check drawn on the appropriate account.

      (e)  IRS Reports.  Manager shall as requested by the Chief
           Financial Officer assist the Chief Financial Officer in timely filing on behalf of the Enterprise any reports of gaming winnings and other matters required by the United States Internal Revenue Service.

5.14 Books and Records. Manager shall prepare and maintain accurate books and records for the Enterprise. Such books and records shall be maintained at the Facility or at such other location designated by the Management Committee.

Manager shall from time-to-time recommend to the Management Committee for approval (which approval shall not be unreasonably withheld) accounting practices and procedures for the Enterprise consistent with generally accepted accounting principles. Such practices and procedures shall include procedures for the allocation of Operating Expenses between Gaming-Related Operating Expenses and other expenses, and a designation of the fiscal months of the Enterprise (each a "Fiscal Month").

The Commission Representative and each member of the Corporate Commission shall have the right, during the Enterprise's normal office hours, to inspect, examine and copy all such books and records; provided, however, that the Manager Representative or his or her designee shall have the right to be present at any such inspection, examination or copying. The Corporate Commission's inspection, examination and copying rights may also be exercised by any agent, employee, attorney or accountant designated in writing by the Commission Representative.

5.15 Financial Statements. Manager shall cause to be prepared and provided to the Management Committee and the Corporate Commission monthly and annual financial statements of all Enterprise revenues and disbursements. Such statements shall be prepared in accordance with generally accepted accounting principles.

5.16 Independent Audits. The Corporate Commission shall select and engage an independent certified public accountant, reasonably acceptable to Manager, to provide an annual audit of the financial statements of the Enterprise and such other audits as may from time-to-time be required by the Management Committee. Such audit shall be conducted in accordance with generally accepted auditing standards. All costs incurred by the Corporate Commission in obtaining such audit shall be Operating Expenses.

The Corporate Commission shall be responsible for providing copies of such audits to such local, state, and federal governmental entities as require such audits from the Corporate Commission or in connection with the Enterprise. The Corporate Commission shall cause a copy of such audit to be provided to Manager, and Manager shall have the right to disclose such audit under state and federal securities laws.

5.17 Alcoholic Beverages. Manager shall permit alcoholic beverages to be served at the Gaming Site and Facility only in compliance with such guidelines as are from time-to-time established by the Management Committee, applicable law and the Band Assembly of the Band; provided, however, that each member of the Management Committee shall have the right to withhold approval of any such guideline in such member's sole discretion.

5.18 Tobacco Products. Manager shall permit tobacco products to be sold at the Gaming Site and Facility only in compliance with applicable law and any applicable agreement between the Corporate Commission or Band or any agency thereof and any other governmental entity having jurisdiction over such sales.

Gross Revenues shall include (i) all revenues received from the sale of tobacco products by the Enterprise, and (ii) all tax rebates received from the State of Minnesota with respect to tobacco products purchased by the Enterprise; provided, however, that the first $9,000 of such tax rebates received during each fiscal quarter of the Enterprise shall be excluded from the aggregate sum of (a) the Gross Revenues for such quarter under this Agreement, and (b) the "Gross Revenues" for such quarter under that certain Management Agreement - Hinckley Facility of even date herewith between the Corporate Commission and Manager and pertaining to that certain facility commonly known as Grand Casino Hinckley.

5.19 Unlawful Activity. Manager shall not knowingly conduct or knowingly allow to be conducted at the Facility any unlawful activity, including any unlawful use of controlled substances.

5.20 Limited Agency. Manager shall have the right to enter into contracts and agreements in the name and on behalf of the Corporate Commission in the following (and only the following) circumstances:

      (i) the contract or agreement pertains only to the provision of goods and/or services to the Enterprise;

      (ii) the contract or agreement either has a term of 12 months or less, or may be terminated for any or no reason upon not more than

           30 days' notice of termination if the contract or agreement has a term in excess of 12 months; and

      (iii) the contract or agreement provides for total payments of less than $25,000.


                                   ARTICLE VI

                                TAXES AND LIENS


6.1 Band Taxes. During the term of this Agreement, except for taxes levied pursuant to that certain written tax agreement between the Band and the Minnesota Department of Revenue which became effective on ________, 1996, the Band shall not impose any tax, fee or other charge on or against (i) Manager, the Enterprise or the Facility; (ii) Gaming; (iii) the provision of goods or services to customers of the Enterprise; (iv) the labor of or compensation paid to employees of Manager or the Corporate Commission performing work at the Enterprise; (v) goods or services purchased by or on behalf of, or otherwise provided to, the Enterprise; or (vi) any property (including real property, furnishings, equipment, supplies and inventory) held or used by Manager or the Corporate Commission in connection with the Enterprise, which tax, fee or charge was not already in existence on September 10, 1990.

In addition, the Band has waived and shall continue during the term of this Agreement to waive the following taxes, fees or charges with respect to the categories described in clauses (i) through (vi) of the preceding paragraph:

      (a) The 5% commercial transaction tax with regard to Gaming and the 4% commercial transaction tax on vending machines (1085 MLC-31, Section 20);

      (b)  The tribal employment rights training assessment (1085
           MLC-36, Section 55.01); and

      (c)  All Band tobacco taxes (1085 MLC-30).

6.2 No Liens. Nothing in this Agreement shall be deemed to subject the Gaming Site or the Facility to any lien or encumbrance.

Neither party hereto shall, without the prior written consent of the other party hereto (and the prior written consent of the United States of America if required by law or title restriction), grant to any third party any lien against, right in or encumbrance against the Gaming Site or the Facility.


                                  ARTICLE VII

                             MANAGER COMPENSATION;
                          GUARANTEED MONTHLY PAYMENTS

7.1  Management Fees.

      (a) Gaming Management Fee. As compensation for Manager's management of Gaming under this Agreement, the Enterprise shall pay to Manager a gaming management fee (the "Gaming Management Fee") for each Fiscal Month equal to thirty percent (30%) of the Net Gaming Revenues received by the Enterprise during such Fiscal Month.

      (b) Nongaming Management Fee. Manager's management obligations under this Agreement include the management of activities and operations other than Gaming. The nongaming activities and operations to be managed by Manager shall be determined by the Management Committee from time-to-time, and shall initially include the management of restaurant, retail, entertainment and lodging facilities located at the Facility.

           The parties hereto acknowledge that the economic uses of Gaming activities conducted at the Facility will, in part, be attributable to such nongaming activities, and that such nongaming activities will substantially increase the number of customers for, and the amounts customers spend on, Gaming activities. Accordingly, such nongaming activities are essential to the Enterprise as a means of increasing Gross Gaming Revenues.

           The parties anticipate that nongaming activities will be conducted in a manner which is designed to increase Gross Gaming Revenues, but may not maximize Gross Nongaming Revenues. Accordingly, the parties desire to establish a mechanism by which the nongaming management fee (the "Nongaming Management Fee") to be paid to Manager as compensation for Manager's management of such nongaming activities and operations may be periodically evaluated and adjusted pursuant to criteria agreed to by the Corporate Commission and Manager. The Nongaming Management Fee for each Fiscal Month is therefore initially agreed to be 8.3% of Gross Nongaming Revenues received by the Enterprise during such Fiscal Month.

           The Management Committee shall, pursuant to criteria agreed to from time-to-time in writing by the Corporate Commission and Manager, evaluate the Nongaming Management Fee monthly during the term of this Agreement and shall implement any adjustment to the Nongaming Management Fee required by such criteria.

7.2  Guaranteed Monthly Payment to Tribe.

(a) Amount. For each Fiscal Month during the term of this Agreement, Manager shall pay to the Corporate Commission a guaranteed monthly payment equal to the amount by which the Net Revenues for such Fiscal Month (or portion thereof) actually distributed to the Corporate Commission pursuant to Section 7.3(b)(iii) below are less than $25,000; provided, however, that if the Effective Date is other than the first day of a Fiscal Month, the guaranteed monthly payment for the Fiscal Month of the Effective Date shall be prorated.

(b) Timing. Such payment shall be paid by Manager to the Corporate Commission either (i) in advance pursuant to the following paragraph, or (ii) if not so paid in advance, with the distribution to the Corporate Commission for such Fiscal Month made by Manager pursuant to Section 7.3(b)(iii) below, and shall be an advance against future monthly distributions to the Corporate Commission made pursuant to Section 7.3 below. Such advances shall be repaid by the Corporate Commission from future Net Revenues in the manner described in
Section 7.3(b)(vi) below.

(c) Excess Revenue Applied. To the extent that the Net Revenues for a given Fiscal Month distributed to the Corporate Commission exceed $25,000, the excess shall be considered an advance payment of all or part of the guaranteed monthly payment or payments for the Fiscal Month or Fiscal Months during the then current fiscal year of the Enterprise for which payment of the guaranteed monthly payment has not been made. Such excess shall be allocated to such advance payments until the Corporate Commission has received the guaranteed monthly payment for each Fiscal Month of such fiscal year. Any such excess which is thereafter distributed to the Corporate Commission during such fiscal year shall not be considered an advance payment of any guaranteed monthly payment.

7.3  Distribution of Revenues.

(a) Report. Within 15 days after the end of each Fiscal Month during which Gaming is conducted, Manager shall calculate and report in writing to the Commission Representative the Gross Revenues, Operating Expenses, Gross Gaming Revenues, Gross Nongaming Revenues, Gaming-Related Operating Expenses, Net Gaming Revenues, Gaming Management Fee and Nongaming Management Fee for such Fiscal Month.

(b) Priority. The Gross Revenues for such Fiscal Month shall be applied and distributed by Manager in the following order, with such revenues to be applied to or distributed for each category until all amounts due and payable under that category are fully paid:

      (i) First, to pay unpaid Operating Expenses other than the Gaming Management Fee, the Nongaming Management Fee, and Operating Expenses described in clauses 7.3(b)(ii) and (iv) below;

      (ii) Second, to third-party lenders as payment of interest, principal and other amounts then due and payable under third-party loans to the Enterprise;

      (iii) Third to the Corporate Commission as payment for any portion of the guaranteed monthly payment for such Fiscal Month pursuant to
           Section 7.2(a) above not previously prepaid pursuant to such Section 7.2(a);

      (iv) Fourth, to Manager as repayment of any unpaid advance of a guaranteed monthly payment previously made by Manager pursuant to Sections 7.2(a) and (b) above (in the order advanced);

      (v) Fifth, to Manager as payment of any Gaming Management Fee earned but not then paid (in the order incurred);

      (vi) Sixth, to Manager as payment of any Nongaming Management Fee earned but not then paid (in the order incurred);

       (vii) Seventh, to such reserves as have been established by the Management Committee in such amounts as have been determined by such committee;

      (viii) Eighth, for such other items and in such amounts as the Management Committee may from time-to-time reasonably require; and

      (ix) Ninth, the remainder to the Corporate Commission as a distribution of net profits of the Enterprise.

To the extent that the funds available for distribution for a given Fiscal Month are not sufficient to make any of the distributions required by the items listed in clauses (i) through (vii) above, distribution for or payment of such items (together with any additional interest, fees or other charges required as a result of the failure to make a distribution for or payment of such item) shall be made from future distributions when funds are available for distribution in accordance with the priority stated above.

Nothing in this Agreement is intended to or shall be deemed to be inconsistent with or otherwise affect the Corporate Commission's and the Manager's deposit obligations under that certain Master Trust Agreement dated October 1, 1996 between the Corporate Commission and First Trust National Association. Distributions to be made pursuant to Section 7.03(b)(ii) above shall (i) to the extent required by such Master Trust Indenture, be made in the manner required by the Master Trust Indenture, and (ii) to the extent not governed by such Master Trust Indenture, be made in such order as Manager in its reasonable discretion determines.

Except to the extent prohibited by contractual obligations of the Corporate Commission pertaining to the Enterprise, the Management Committee may from time-to-time amend the priority stated above , but only upon agreement of both members of the Management Committee (which agreement may be withheld in the sole discretion of either member).

                                  ARTICLE VIII

                                   LITIGATION


8.1 Defense. If the Manager and/or the Corporate Commission and/or the Band is sued or named a party to any action brought by a third-party as a result of or in connection with this Agreement or any activity or operations conducted or to be conducted under this Agreement, the defense of or response to such suit or action shall be as follows:

      (a) Manager. Manager shall have the right to defend or respond to any claim in such a suit or action made against Manager by counsel selected by Manager. The cost of such defense or response shall be an Operating Expense.

      (b) The Corporate Commission. The Corporate Commission shall have the right to defend or respond to any claim in such a suit or action made against the Corporate Commission (including any action or suit which attempts to name the Enterprise as a party even though the Enterprise is not a separate legal entity) by counsel selected by the Corporate Commission. The cost of such defense or response shall be an Operating Expense.

           The Corporate Commission shall have the absolute right, based on the Corporate Commission's sovereign immunity from suit, to decline to participate in the defense of or response to any such claim.

      (c) The Band. The Band shall have the right to defend or respond to any claim in such a suit or action made against the Band by counsel selected by the Band. The cost of such defense or response shall be an Operating Expense.

           The Band shall have the absolute right, based on the Band's sovereign immunity from suit, to decline to participate in the defense of or response to any such claim.


8.2 No Waiver of Sovereign Immunity. Nothing in this Article VIII shall be deemed or construed to be a waiver of the either the Corporate Commission's or the Band's sovereign immunity to suit by any third-party.


                                   ARTICLE IX

                             PERFORMANCE; APPROVALS


9.1 Manager's Best Efforts. Manager shall use its best efforts to perform and fulfill Manager's obligations under this Agreement in the manner required by this Agreement.

9.2 Compliance. Manager shall, in performing its obligations under this Agreement, comply with applicable laws, ordinances and regulations adopted by the Band; provided, however, that:

      (a) Neither the Band nor the Corporate Commission shall adopt or enforce against Manager any law, ordinance or regulation which materially and adversely affects Manager's economic benefits, or Manager's remedies, under this Agreement;

      (b) Neither the Band nor the Corporate Commission shall adopt or enforce against Manager any law, ordinance or regulation which violates IGRA or the Indian Civil Rights Act (Title 25, United States Code, Sections 1301 through 1303); and

      (c) Neither the Band nor the Corporate Commission shall amend any land use or zoning law, regulation or ordinance in a manner which materially and adversely affects the use of the Gaming Site or the Facility for the purposes contemplated by this Agreement.

9.3 Non-interference in Tribe Affairs. Manager shall not interfere with the internal affairs of the Corporate Commission or the Band, or any subdivision, department or agency of the Band. For the purposes of this Section 9.3, "interfere" shall mean any attempt by Manager to influence a decision of the governing body or any officer of the Corporate Commission or the Band, or to influence any Band election, by doing any of the following in connection with such decision or election:

      (i)  offering any cash incentive;

      (ii) making any written or oral threat against any person or thing; or

      (iii) any similar act;

provided, however, that neither Manager's assertion of its rights under this Agreement nor any recommendation, suggestion or assertion of opinion made by Manager regarding the Enterprise shall be "interference" for the purpose of this Section 9.3.

If the Band believes that Manager has violated the provisions of this Section
9.3 by engaging in prohibited interference, the Band shall give the Manager written notice describing the incident which the Band claims constitutes prohibited interference and identifying the person or persons claimed to have acted on Manager's behalf in engaging in such interference. Manager shall have the right to cure any breach of this Agreement claimed to be prohibited interference by terminating the involvement of such person or persons with the Enterprise.

9.4 Approvals and Consents. If this Agreement requires or contemplates an approval or consent by a party hereto, that party shall not unreasonably withhold or delay such approval or consent unless a specific provision of this agreement states that such approval or consent may be withheld in such party's sole discretion.

Each approval or consent required or contemplated by this Agreement shall be evidenced by the following:

      (a) Manager. If the approval or consent is by Manager, by written approval signed by the Manager Representative;

      (b) Management Committee. If the approval or consent is by the Management Committee, by written approval signed by the Commission Representative and the Manager Representative;

      (c) Commission Representative. If the approval or consent is by the Commission Representative, by written approval signed by the Commission Representative; and

      (d) Corporate Commission. If the approval or consent is by the Corporate Commission, by written resolution of the Corporate Commission signed by the Commissioner of the Corporate Commission and attested to by the Secretary or Assistant Secretary of the Corporate Commission.



                                   ARTICLE X

                                   INSURANCE


10.1  Manager to Obtain.   Manager shall, during the term of this Agreement,
obtain and maintain in effect on behalf of the Corporate Commission and Manager the following insurance coverages:

      (a) Casualty. Casualty insurance for the Facility providing coverage against fire, wind, theft, vandalism, malicious mischief, sprinkler leakage and such other casualties, and with such limits, as the Management Committee from time-to-time reasonably requires;


      (b) Liability. Commercial liability insurance against claims for injury, death and property damage occurring on, in or about the Gaming Site, Facility or Ancillary Facilities, or in connection with the Enterprise or any operation thereof, with such limits as the Management Committee from time-to-time reasonably requires;

      (c) Worker's Compensation. Worker's compensation insurance to the extent deemed appropriate by the Management Committee;

      (d) Business Interruption Insurance. Business interruption and/or continuing expense insurance providing such coverage as the Management Committee from time-to-time reasonably requires; and

      (e) Other. Such other insurance coverages as the Management Committee from time-to-time reasonably requires.

10.2 Nature of Coverages. The Management Committee shall from time-to-time determine the appropriate limits, deductibles and endorsements for the coverages to be obtained pursuant to Section 10.1 above.

10.3 No Jurisdiction. Nothing in this Article X shall be deemed a waiver of the sovereign immunity of either the Corporate Commission or the Band or construed to subject the Corporate Commission or employees of the Corporate Commission (including Corporate Commission employees assigned to the Enterprise) to any jurisdiction of the State of Minnesota or any political subdivision of such state, which jurisdiction does not exist independent of this Agreement.

10.4  Policy Requirements.  Each policy of insurance obtained pursuant to this
Article X shall be issued by an entity reasonably acceptable to the Management Committee. The Corporate Commission shall be named as insured and Manager and any parent of Manager shall be named as additional insureds in all such policies. Manager shall be a loss payee (as Manager's interest appears) with respect to the coverages described in Sections 10.1 (a), (c) and (d) above.

10.5 Enterprise Expenses. The premiums and other charges to obtain and maintain insurance coverage pursuant to this Article X shall be Operating Expenses.

10.6 Business Interruption Proceeds. Proceeds actually received from or under the business interruption insurance obtained and maintained by Manager pursuant to Section 10.1 above shall be deemed revenues and receipts of the Enterprise for the purposes of this Agreement.


                                 ARTICLE XI

                         REPRESENTATIONS AND WARRANTIES


11.1 Manager's Representations and Warranties. Manager hereby represents and warrants to the Corporate Commission, as of the date of execution of this Agreement by Manager, as follows:

      (i) Manager has the full authority to execute, enter into and perform its obligations under this Agreement, and the persons who execute this Agreement on behalf of Manager are duly authorized signatories of Manager;

      (ii) the persons or entities which individually own or hold at least 10% of the common equity of Manager are as follows:


Name                 Federal Identification        Percent of Common Equity
----                 Number                        Owned
                     ----------------------------  ----------------------------
Grand Casinos, Inc.           41-1689535                       100%

     (iii) the board of directors of Manager consists of the following persons:

           Name
           ----
           Lyle Berman
           Stanley M. Taube
           Thomas B. Brosig

      (iv) no director, officer or person or entity owing 5% or more of the common equity of Manager has been convicted of or pleaded nolo contendre to any felony or gaming offense.

Manager shall notify the Corporate Commission in writing of any future material change to the representations and warranties stated in this Section 11.1. Such notice shall be given by Manager within 30 days after the later of (i) the date of such change, or (ii) the date on which Manager becomes aware of such change. Each such notice shall be a representation and warranty by Manager, as of the date of such notice, of the change described therein.

The Corporate Commission shall be responsible for providing notice of any such change to the NIGC in compliance with IGRA and any regulations adopted pursuant to IGRA.

11.2 Corporate Commission's Representations and Warranties. The Corporate Commission hereby represents and warrants to Manager, as of the date of execution of this Agreement by the Corporate Commission, the Corporate Commission has the full authority to execute, enter into and (subject to approval by the NIGC) perform its obligations under this Agreement, and the persons who execute this Agreement on behalf of the Corporate Commission are duly authorized signatories of the Corporate Commission.


                                  ARTICLE XII

                            CESSATION OF ENTERPRISE


12.1 By Law. If, during the term of this Agreement, Gaming cannot be lawfully conducted at the Gaming Site by reason of the application of any legislation or court or administrative agency order or decree adopted or issued by a governmental entity having the authority to do so, Manager shall, within 60 days after such legislation, order or decree becomes effective, elect to:

      (i)  retain Manager's interest in this Agreement and suspend
           Gaming operations until such date, if any, during the term of this Agreement on which Gaming at the Gaming Site becomes lawful;

      (ii) retain Manager's interest in this Agreement, suspend Gaming operations until such date, if any, during the term of this Agreement on which Gaming at the Gaming Site becomes lawful, and with the prior approval of the Corporate Commission, which approval shall not be unreasonably withheld, use the Facility for any other lawful purpose pursuant to a use agreement containing terms reasonably acceptable to Manager and the Corporate Commission; or

      (iii) terminate Gaming operations and terminate this Agreement.

Manager shall give the Corporate Commission written notice of Manager's election within such 60-day period.

(a) Election to Suspend Gaming. If Manager elects to retain its interest in this Agreement under clause (i) or (ii) above, Manager shall have the right (but not the obligation) to commence Gaming operations within 60 days after the date on which Gaming becomes lawful. Manager may exercise such right by giving the Corporate Commission written notice of such exercise within 30 days after the date on which Gaming becomes lawful.

Any reasonable payment to any third party made during the period during which Gaming is unlawful to preserve or eliminate any leasehold or purchase contract rights of the Enterprise shall be paid by the Enterprise (or reimbursed by the Enterprise if paid by Manager) after Gaming is recommenced.

(b) Election to Terminate Agreement. If Manager elects to terminate this Agreement under this Section 12.1, the provisions of Section 14.5 below shall apply.

12.2 By Casualty. If, during the term of this Agreement, the Facility is damaged by casualty or other occurrence to the extent, as reasonably determined by Manager, that Gaming cannot be conducted at the Gaming Site, Manager shall, within 60 days after such casualty or occurrence, elect to:

      (i) retain Manager's interest in this Agreement pending repair or reconstruction, suspend Gaming operations pending the repair or reconstruction of the Facility, and arrange for such repair or reconstruction in the manner described in this Section 12.2; or

      (ii) terminate Gaming operations and terminate this Agreement.

Manager shall give the Corporate Commission written notice of Manager's election within such 60-day period.

(a) Election to Suspend Gaming. If Manager elects to retain its interest in this Agreement under clause (i) above, Manager shall promptly verify the amount of insurance proceeds available to pay the cost of repair or reconstruction. Manager is hereby granted the authority to submit, adjust and settle, on behalf of the Corporate Commission, all insurance claims associated with the casualty or occurrence; provided, however, that Manager shall obtain the Commission Representative's prior written consent (which consent shall not be unreasonably withheld) to any settlement. Manager shall provide copies of all settlement documents to the Commission Representative.

All insurance proceeds received as a result of such settlement shall be applied to the cost of such repair or reconstruction, and any surplus after paying all such costs shall be revenues of the Enterprise.

Any repair or reconstruction shall be performed by a contractor selected by the Management Committee, and shall be completed in accordance with such plans and specifications or other documents describing the work to be performed as are approved by the Management Committee.

If the Manager determines, or if the parties hereto otherwise discover, that available insurance proceeds and Enterprise monies are not sufficient to pay the costs of the repair or reconstruction, Manager shall:

      (i) arrange, on behalf of the Corporate Commission, for third-party financing of the amount required to pay such costs on commercially reasonable terms and conditions; or

      (ii) loan the amount required to pay such costs to the Corporate Commission on commercially reasonable terms and conditions; or

      (iii) terminate this Agreement.

Manager shall have the right to elect, in its sole discretion, which of the foregoing actions the Manager will take. The Corporate Commission hereby agrees to accept, and shall execute and deliver all documents required or appropriate to evidence and implement, any such third-party or Manager financing on terms and conditions which are commercially reasonable. If such financing is provided by a third-party or Manager, such documents shall include such waiver of the Corporate Commission's sovereign immunity to suit as is reasonably required by the third-party lender or Manager.

(b) Election to Terminate Agreement. If Manager elects to terminate this Agreement under this Section 12.2, the provisions of Section 14.5 below shall apply. If Manager elects to terminate this Agreement under this Section 12.2 before any insurance claim associated with the casualty or occurrence is settled, the Corporate Commission shall adjust and settle such claim.

12.3 Guaranteed Payment, Term Suspended. If Gaming operations are suspended pursuant to Section 12.1 or Section 12.2 above, Manager's obligation to make guaranteed monthly payments to the Corporate Commission pursuant to Section 7.3 above shall be suspended so long as Gaming operations are suspended.

If Manager has not elected to terminate this Agreement and Gaming operations are suspended pursuant to Section 12.1 or Section 12.2 above, the term of this Agreement (or any renewal thereof if the suspension occurs during such renewal) shall be extended by a period equal to the period of such suspension.

                                  ARTICLE XIII

                                  ARBITRATION


13.1 Arbitration Required. Any claim, controversy or dispute arising out of or relating to this Agreement, or any alleged default hereunder or breach of any provisions hereof, except decisions by a party hereto or a member of the Management Committee which this Agreement specifically states that such party or member may make in its sole discretion, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of submission. Judgment on any arbitration award may be entered in any court having jurisdiction over the parties pursuant to Article XV below.

13.2 Place of Arbitration. Unless the parties hereto otherwise agree in writing prior to the submission of such claim, controversy or dispute to arbitration, arbitration proceedings under this Article XIII shall be held in the State of Minnesota.

13.3 Selection of Arbitrators. Either party may, at any time prior to the selection of an arbitrator or arbitrators, require that the arbitrator or arbitrators selected be an attorney or attorneys licensed to practice law in the State of Minnesota or in the United States District Court for the District of Minnesota.

Unless the parties hereto otherwise agree in writing, any matter to be arbitrated shall be submitted to a panel of three arbitrators. If such a panel is to be selected, one arbitrator shall be designated by the Corporate Commission, one arbitrator shall be designated by Manager and the third arbitrator shall be designated by the two arbitrators designated by the parties hereto.

13.4 Award. The arbitration award shall be in writing signed by each of the arbitrators, and shall state the basis for the award.

13.5 Enforcement. Except to the extent such enforcement will be inconsistent with a specific provision of this Agreement, arbitration awards made pursuant to this Article XIII shall be enforceable under Title 9 of the

United States Code and any applicable state law governing the enforcement of arbitration awards.

13.6 Appeal. In addition to any basis for appeal of an arbitration award stated in Title 9 of the United States Code or any applicable state law governing the enforcement of arbitration awards, either party hereto may appeal an arbitration award on the basis that the arbitrator or arbitrators incorrectly decided a question of law in making the award.

13.7 Injunctive Relief. Either party hereto shall have the right to seek and obtain a court order from a court having jurisdiction over the parties requiring that the circumstances specified in the order be maintained pending completion of the arbitration proceeding.


                                  ARTICLE XIV

                             DEFAULTS; TERMINATION


14.1 Termination by Mutual Agreement. This Agreement may be terminated at any time by written agreement executed on behalf of each of the parties hereto and stating the terms and conditions pursuant to which this Agreement is to be terminated.

14.2 Manager's Termination Following Cessation of Gaming. Manager shall have the right to terminate this Agreement pursuant to and in the manner provided in
Article XII above.

14.3  Manager Default:  If:

      (i) Manager fails to make any payment to the Corporate Commission within 5 days after such payment is due and payable, and such failure is not cured within 10 days after the Corporate Commission gives Manager written notice of such failure; or

      (ii) Manager defaults in any material way in the performance of any other obligation of Manager under this Agreement or breaches in any material way any representation or warranty made by

           Manager in this Agreement, and such default or breach is not cured within 60 days after the Corporate Commission gives Manager written notice of such default or breach (provided that if such default or breach cannot be cured within such 60-day period and Manager commences a cure within such 60-day period and diligently pursues such cure, then if such default or breach is not cured within 90 days);

then the Corporate Commission shall have the rights to (i) terminate this Agreement by giving Manager written notice of termination, or (ii) seek relief through arbitration under Article XIII above. Manager shall not be in default, or breach any of Manager's obligations, under this Agreement by reason of any act or omission by any employee of the Corporate Commission at the Enterprise unless (i) Manager specifically instructed such employee to perform such act or omission, or (ii) Manager had actual knowledge of a similar act or omission by such employee prior to the act or omission claimed to have caused such default or breach and Manager failed to request the supervisor of such employee to take disciplinary action with respect to such prior act or omission.

14.4 Corporate Commission Default. If the Corporate Commission defaults in any material way in the performance of any obligation of the Corporate Commission under this Agreement, and such default is not cured within 60 days after Manager gives the Corporate Commission written notice describing such default (provided that if such default cannot be cured within such 60-day period and the Corporate Commission commences a cure within such 60-day period and diligently pursues such cure, then if such default is not cured within 90 days), then Manager shall have the rights to (i) terminate this Agreement by giving the Corporate Commission written notice of termination, or (ii) seek relief through arbitration under Article XIII above.

14.5  Effects of Termination.   Following any termination of this Agreement, in
addition to and notwithstanding any other right or remedy available to either party to this Agreement:

      (i) each party hereto shall be entitled to retain any amounts distributed or paid under this Agreement to such party prior to the termination date; and

      (iii) amounts to be distributed or paid under this Agreement which accrued through the date of termination shall be distributed or paid in accordance with the provisions of this Agreement.


                                   ARTICLE XV

                      LIMITED WAIVER OF SOVEREIGN IMMUNITY


15.1 Limited Waiver. To induce Manager to enter into this Agreement, the Corporate Commission hereby waives the Corporate Commission's sovereign immunity to suit to the extent (and only to the extent) stated in this Article XV.

The Corporate Commission hereby waives its sovereign immunity from suit, and hereby consents to be sued or named a party, in any action brought or pursued in the United States District Court for the District of Minnesota, the United States Court of Appeals and the United States Supreme Court; provided, however, that such waiver shall apply only to actions arising under or related to this Agreement. Manager hereby agrees and submits to the jurisdiction of the United States District Court for the District of Minnesota, the United States Court of Appeals and the United States Supreme Court, hereby waives any objection to the jurisdiction of such courts and hereby agrees not to object to or contest the jurisdiction of such courts. Each of Manager and the Corporate Commission hereby agrees to forcefully assert and argue that such courts have jurisdiction in such actions. If Manager challenges the jurisdiction of such courts in any action, such challenge shall render the limited waiver of sovereign immunity stated in the Article XV ineffective with respect to the action in which such challenge occurs.

If the United States District Court for the District of Minnesota is determined not to have jurisdiction over an action arising under or related to this Agreement, then the Corporate Commission's waiver of sovereign immunity from suit, and the Corporate Commission's consent to be sued or named a party, in an action arising under or related to this Agreement shall also apply to any such action brought in the state court system of the State of Minnesota.

The Corporate Commission also waives the Corporate Commission's sovereign immunity to suit, and agrees that the Corporate Commission may be sued or named a party, in any action arising under or related to this Agreement brought in the Court of Central Jurisdiction of the Mille Lacs Band of Chippewa Indians.

The limited waiver stated in this Article XV shall be effective only for the following:

      (a) Order for Arbitration. Any action seeking to compel arbitration under Article XIII above.

      (b) Monetary Damages. Any action seeking to enforce an arbitration award of money damages made pursuant to Article XIII above; provided, however, that any collection action or execution shall be only against (i) undistributed or future assets of the Enterprise (other than the Facility), and (ii) if the arbitration award includes a determination that the Corporate Commission or the Band prejudiced Manager's rights under this Agreement, or caused in a material way the lack of business success of the Enterprise, future proceeds of any other gaming operations conducted by or on behalf of the Corporate Commission or Band. In no instance shall any such collection action or execution be against any asset of the Corporate Commission or Band other than those assets described in the preceding sentence.

      (c) Consent/Approval. Any action seeking to enforce an arbitration award made pursuant to Article XIII above, which award requires that the Corporate Commission and/or the Commission Representative consent to or approve an action, request or recommendation, and includes a determination that the Corporate Commission and/or the Commission Representative unreasonably withheld such consent or approval contrary to the provisions of this Agreement.

      (d) Injunctive Relief; Specific Performance. Any action seeking to enforce an arbitration award made pursuant to Article XIII above, which award requires that the Corporate Commission and/or the Commission Representative take or refrain from taking any action (other than the payment of monetary damages) under this Agreement.

                                  ARTICLE XVI

                              FUTURE IMPROVEMENTS

16.1 Improvements. Manager may from time-to-time recommend to the Management Committee capital improvements to the Facility. Any such recommendation shall include Manager's recommendation for financing the cost of such improvement from existing cash flow, existing or future reserves, third-party financing, or funds to be provided by the Corporate Commission.

The Management Committee shall determine whether any capital improvement is to be made, the nature and cost of such improvement, and the method of paying for or financing such improvement. Manager shall not have any obligation to provide financing for any such improvement.

The plans for such improvement shall be prepared and approved, and the construction of such improvement shall be completed, in such manner as the Management Committee deems appropriate.


                                  ARTICLE XVII

                                    NOTICES


17.1 Form and Addresses. All notices, demands, requests or other communications from one party to the other required or permitted under this Agreement shall be in writing and, until otherwise specified in a written notice given in the manner specified in this Section 17.1, shall be sent to the following addresses:

     (a) if to the Corporate Commission:

     Mille Lacs Band of Chippewa Indians Corporate Commission
     HCR 67, Box 194
     Onamia, Minnesota 56359
     Attention:  Commissioner of Corporate Affairs

     (b) if to Manager:

     Mille Lacs Gaming Corporation
     13705 First Avenue North
     Minneapolis, MN  55441-5451
     Fax (612) 449-9353
     Attention: Chairman of the Board

     with a copy to:

     Grand Casinos, Inc.
     13705 First Avenue North
     Minneapolis, MN  55441-5451
     Fax (612) 449-9353
     Attention:  General Counsel

17.2 Manner of Giving. Each such communication shall be given (i) by registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, (ii) by overnight delivery service guaranteeing next business day delivery, or (iii) via telecopier or facsimile transmission to the facsimile number listed above; provided, however, that if such communication is given by telecopier or facsimile transmission, an original counterpart of such communication shall concurrently be sent in the manner specified in clause (ii) above.

17.3 Deemed Given. Each such communication given under Section 17.1 above shall be deemed to have been given (i) seven (7) days following the deposit of such communication in the United States mail if mailed; (ii) on the date of delivery if delivered by overnight delivery service; or (iii) on the day of the transmission of such communication if sent by telecopier or facsimile transmission.


                                ARTICLE XVIII

                                MISCELLANEOUS

18.1 Captions. The captions in this Agreement are inserted for convenience of reference only; they are not part of this Agreement and shall not affect its interpretation.

18.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Neither party hereto shall assign or encumber its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided that no such assignment shall release the Corporate Commission or Manager from its respective obligations under this Agreement.

If IGRA or any regulation adopted thereto requires approval by the NIGC or any official thereof of an assignment of Manager's interest, no assignment by Manager under this Section 18.2 shall become effective until the required approval is obtained.

18.3 Entire Agreement; Modifications. This Agreement contains the entire understanding of the parties regarding their subject matter, and shall, as of the Effective Date, supersede all prior negotiations, understandings and agreements of the parties with respect thereto.

The express terms of this Agreement shall control and supersede any course of performance and/or customary practice inconsistent with such terms. Any subsequent agreement between the parties hereto shall not change or modify this Agreement unless in writing and signed by the party against whom enforcement of such change or modification is sought.

18.4 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by the invalidity or unenforceability of any other provision.

18.5 No Waiver. No failure or delay by either party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall be a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence.

No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

18.6 No Joint Venture. Manager shall be an independent contractor and agent engaged by the Corporate Commission to perform the duties and obligations described in this Agreement. Accordingly, nothing in this Agreement shall be deemed or construed to create a joint venture between the Corporate Commission and Manager.

18.7 No Conveyance. Nothing in this Agreement shall be deemed or construed to transfer or convey to Manager any lien on or interest in the Gaming Site or Facility, or to transfer or convey to Manager any proprietary interest in the Enterprise.

18.8 Time of Essence. Time is of the essence in the performance by the parties hereto of their respective obligations under this Agreement.

18.9 Execution. Four original copies of this Agreement are being executed on behalf of each of the parties hereto. Each such party is retaining two original copies of this Agreement. Each of the four original copies of this Agreement shall be equally valid.

18.10 Corporate Commission's Obligations Limited. Nothing in this Agreement shall obligate the Corporate Commission to encumber or make any payment from assets of the Corporate Commission or Band other than (i) revenues and receipts and personal property of the Enterprise; and (ii) the revenues and receipts of any other gaming operation conducted by the Corporate Commission or Band.

18.11 Further Assurances. Each party hereto shall from time-to-time, at the reasonable request of the other party (i) execute and deliver or cause to be executed and delivered such additional documents and papers, and (ii) take or cause to be taken such additional actions as may be reasonably required to effectively evidence and implement the transactions described in and contemplated by this Agreement.

18.12 Interpretation. No provision of this Agreement shall be interpreted for or against either party because that party or that party's legal representative or counsel drafted such provision.

18.13 Attorneys' Fees. The prevailing party in any arbitration proceeding under Article XIII above or any action under Article XV above shall recover from the other party the prevailing party's reasonable attorneys' fees and all costs and expenses incurred by the prevailing party in such proceeding or action.

18.14  Corporate Commission's Use of Facility.   The Corporate Commission shall
have the right to use the Facility, at the sole cost of the Corporate Commission, for a reasonable number and reasonable periods of times to hold community and any other events; provided, however, that the Corporate Commission's exercise of such right shall be only following reasonable notice to Manager and in a manner which does not materially interfere with the operation and business of the Enterprise.

18.15 Buyout Option. The Corporate Commission shall have the option to purchase all of Manager's rights and obligations under this Agreement. The Corporate Commission may exercise such option by giving Manager at least 90 days written notice of such exercise, accompanied by payment of the purchase price for such rights and obligations (as described in the following paragraph) in immediately available funds.

The purchase price for such rights and obligations shall be an amount equal to the amount which Manager would have received under the 1990 Management Agreement, excluding any amounts due under Section 27 of the 1990 Management Agreement, as adjusted to reflect the accounting practices and procedures stated in Exhibit B attached hereto for the period from the date of closing of such purchase to April 2, 1998 if:

      (i) the 1990 Management Agreement as adjusted to reflect the accounting practices and procedures stated in Exhibit B attached hereto remained in full force and effect through April 2, 1998; and

      (ii) the daily profit for the period from the date of the Corporate Commission's purchase through April 2, 1998 is assumed to be 1/365 of the aggregate net profits of the Enterprise (calculated as provided in the 1990 Management Agreement as adjusted to reflect the accounting practices and procedures stated in Exhibit B attached hereto) for the twelve months preceding the first day of the month during which the Corporate Commission gives written notice the Corporate Commission's exercise of its option.

In addition, the Corporate Commission shall pay to Manager the amount described in Section 18.16 below.

18.16 Recapture of Certain Amounts. Within 30 days after the termination of this Agreement, the Corporate Commission shall pay to Manager (i) all Gaming Management Fees and Nongaming Management Fees earned but not then paid, and
(ii) forty percent (40%) of the then fair market value of all purchases of video slot machines, but not including any bill acceptors attached to such slot machines, by or on behalf of the Enterprise during the term of this Agreement and during the term of the 1990 Management Agreement, which purchases were accounted for as Operating Expenses under this Agreement or the 1990 Management Agreement.

For the purposes of this Section 18.16, the term "fair market value" shall mean the fair market value as agreed to be the parties hereto or by arbitration pursuant to Article XIII above.


                                  ARTICLE XIX

                         TERMINATION OF PRIOR AGREEMENT

19.1 Management Agreement. The 1990 Management Agreement as adjusted to reflect the accounting practices and procedures stated in Exhibit B attached hereto shall remain in full force and effect, and shall not be amended, modified or affected by this Agreement, until such time as the Effective Date occurs. The 1990 Management Agreement as adjusted to reflect the accounting practices and procedures stated in Exhibit B attached hereto shall apply to all events and incidents which occur, all claims which arise, and all revenues and expenses of the Enterprise received or incurred prior to the Effective Date.

Upon the occurrence of the Effective Date and this Agreement becoming effective, the 1990 Management Agreement shall without further action be terminated as of the Effective Date. If, however, the Effective Date does not occur, the 1990 Management Agreement as adjusted to reflect the accounting practices and procedures stated in Exhibit B attached hereto shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the date stated in the introduction hereof.

                                         The Corporate Commission of the
                                         Mille Lacs Band of Chippewa Indians

                                         By /s/ Paul Mans
                                            ------------------------------
                                         Name   Paul Mans
                                              ----------------------------
                                         Title  Interim Commissioner of
                                                Corporate Affairs
                                               ---------------------------

                                         MANAGER
                                         Mille Lacs Gaming Corporation,
                                         a Minnesota corporation

                                         By /s/ Lyle Berman
                                            ------------------------------
                                         Name   Lyle Berman
                                              ----------------------------
                                         Title  Chief Executive Officer
                                               ---------------------------


The foregoing Management Agreement is hereby ratified and approved by the Mille Lacs Band of Chippewa Indians (the "Band"), and, to induce Mille Lacs Gaming Corporation to enter into such Agreement, the Band hereby agrees to be bound by the provisions of Sections 3.3, 3.6, 3.7, 5.17, 6.1 and 9.3 of such Management Agreement as such provisions pertain to the Band.

                                         Mille Lacs Band of Chippewa Indians

                                         By /s/ Marge Anderson
                                            ------------------------------
                                         Name   Marge Anderson
                                              ----------------------------
                                         Title  Chief Executive
                                               ---------------------------

                               Exhibits omitted

                                     50